[Energy North logo]
EnergyNorth, Inc. (bullet) 1260 Elm Street (bullet) P.O. Box 329 (bullet) Manchester, New Hampshire 03105-0329 (bullet) Telephone (603) 625-4000

                                                             December XX, 1995


To Our Stockholders:

       You are cordially invited to attend the annual meeting of stockholders of EnergyNorth, Inc. The meeting will be held at 11:00 a.m., local time, on Wednesday, February 7, 1996, at the Merrimack Hotel and Conference Center, 4 Executive Park Drive, Merrimack, New Hampshire.

       At this meeting, you will be asked to (1) elect three persons to the Board of Directors, (2) amend the Articles of Incorporation to change a reference from NASDAQ to the New York Stock Exchange, (3) ratify the appointment of independent public accountants, and (4) transact such other business that may lawfully come before the meeting.

       We hope that you will be able to attend the meeting. To make certain that your vote is counted, please sign and date the enclosed proxy and return it in the envelope provided. No postage is required. Sending in your proxy at this time will not affect your right to vote in person, should you attend the meeting.

        We look forward to seeing you on February 7, 1996.

                                 Sincerely,
                                 /s/ Robert R. Giordano
                                 Robert R. Giordano, President
                                 and Chief Executive Officer

                               ENERGYNORTH, INC.
                               1260 ELM STREET
                                 P.O. BOX 329
                       MANCHESTER, NEW HAMPSHIRE 03105

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                         TO BE HELD FEBRUARY 7, 1996


To the Stockholders of
 EnergyNorth, Inc.:


   The annual meeting of stockholders of EnergyNorth, Inc. will be held at the Merrimack Hotel and Conference Center, 4 Executive Park Drive, Merrimack, New Hampshire, at 11:00 a.m. on Wednesday, February 7, 1996, for the following purposes:


   1. To elect three directors to the Board of Directors.


   2. To amend Article Seventh, B of the Articles of Incorporation.

   3. To ratify the appointment of independent public accountants for 1996.

   4. To transact such other business as may lawfully come before the meeting or any adjournments thereof.

   Only stockholders of record at the close of business on December 19, 1995 will be eligible to vote at this meeting and any adjournments thereof.


                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Richard A. Samuels, Secretary


December XX, 1995


                                  IMPORTANT

   The interest and cooperation of all shareholders in the affairs of the Company are considered to be of the greatest importance by your Company's Board of Directors. If you do not expect to attend the annual meeting, it is urgently requested that, even though your holdings of stock may not be large, you promptly mark, sign, date and return the accompanying proxy in the envelope enclosed for your use. If you do so now, the Company will be saved the expense of follow-up solicitations.

                               ENERGYNORTH, INC.
                               1260 ELM STREET
                                 P.O. BOX 329
                       MANCHESTER, NEW HAMPSHIRE 03105

                               PROXY STATEMENT


   This proxy statement is furnished in connection with the solicitation by the Board of Directors of EnergyNorth, Inc. (hereinafter the "Company") of proxies in the accompanying form, for use at the annual meeting of stockholders to be held at the Merrimack Hotel and Conference Center, 4 Executive Park Drive, Merrimack, New Hampshire, at 11:00 a.m. on Wednesday, February 7, 1996. This proxy statement and accompanying form of proxy are being mailed to stockholders on or about December XX, 1995.

   The cost of this solicitation is being borne by the Company. In addition to the use of the mails, proxies may be solicited by advertisement, telephone, facsimile, electronic message and personal interview.


                                 SUBSIDIARIES

   Some of the information contained in this proxy statement refers to the Company's subsidiaries, EnergyNorth Natural Gas, Inc. ("ENGI"); EnergyNorth Propane, Inc. ("ENPI"); and EnergyNorth Realty, Inc. ("ENRI").

                              VOTING OF PROXIES


   Proxies will be voted in accordance with stockholders' directions. If no directions are given, proxies will be voted in favor of the election as directors of the three persons named as nominees under the caption "Election of Directors," in favor of the amendment of the Articles of Incorporation described under the caption entitled "Amendment to Articles of Incorporation," and in favor of the proposal to ratify the appointment of independent public accountants. There is no reason to believe that any nominee for director will not be a candidate or will be unwilling to serve, but if either event occurs it is intended that the shares represented by the proxies will be voted for any substitute nominee designated by the Board of Directors.

   At the meeting, each stockholder will be entitled to one vote for each share of stock standing in the stockholder's name on the books of the Company at the close of business on December 19, 1995. On that date, the Company had
outstanding and entitled to vote          shares of $1.00 par value Common
Stock.


   A stockholder who has given a proxy may revoke it at any time prior to its exercise. Filing of a duly executed proxy bearing a later date with the Company's secretary or appearing at the meeting and voting in person will constitute such revocation.


   The Bylaws of the Company provide for the election of three directors to the Board of ten Directors. The proxies cannot be voted for a greater number than for the three vacancies to be filled.


                              BOARD OF DIRECTORS


   The Board of Directors of the Company met six times during the most recent fiscal year. Each director attended 75% or more of the aggregate of the total number of Board meetings and total number of meetings of Committees on which the director served.

   The Compensation Committee of the Board consists of Sylvio L. Dupuis, Chairman, Roger C. Avery and Richard B. Couser. This Committee reviews the salary ranges of the officers and the benefit plans of the Company and makes recommendations to the Board of Directors with respect to those matters. It held three meetings during the fiscal year.

   The Audit Committee of the Board consists of Davis P. Thurber, Chairman, Roger C. Avery and Joan P. Cudhea. It held three meetings during the fiscal year. This Committee reviews the scope and results of the audit by the independent public accountants, makes recommendations to the Board of Directors as to the selection of independent public accountants for each fiscal year, and approves services provided by the independent public accountants and the fees for those services. It also reviews systems of internal control and accounting policies and procedures, financial reporting, and other matters relating to fiscal management of the Company.


   The Board does not have a nominating committee.

                            PRINCIPAL SHAREHOLDERS


   The following table sets forth information regarding beneficial ownership of the Company's $1.00 par value Common Stock, its only class of securities, by each director and nominee for director, certain executive officers (Messrs. Hanlon and Mancini), and all directors and executive officers as a group, as of October 1, 1995. No person is known to the Company to own more than 5% of the Company's stock.

                                                       Shares Owned Beneficially
                                                   ----------------------------------
                                                     Sole Voting      Shared Voting
                                                   And Investment    And Investment               % of
Name                                                    Power             Power        Total      Class
------------------------------------------------   ----------------  ----------------  -------- ---------
Roger C. Avery                                                             (1)                       *
Edward T. Borer                                                            (2)
Richard J. Censits                                                         --                        *
Richard B. Couser                                                          --                        *
Joan P. Cudhea                                                             (3)                        *
Sylvio L. Dupuis                                          --                                         *
Robert R. Giordano                                                         (4)                       *
Constance B. Girard-diCarlo                                                --                        *
Albert J. Hanlon                                                           --                        *
Howard W. Keegan                                                           (5)                       *
Michael J. Mancini, Jr.                                                    --                        *
N. George Mattaini                                                         (6)                       *
Davis P. Thurber                                                           (7)
All Directors, Nominees and Executive Officers
   as a Group (17 in number at 12/1/95)


*Less than 1% of class.

(1) These shares are held by Mr. Avery solely in a fiduciary capacity and in which he disclaims beneficial ownership.


(2) Includes shares held by Mr. Borer solely in a fiduciary capacity and shares held by his spouse in which he disclaims beneficial ownership.

(3) These shares are held by Ms. Cudhea's daughter-in-law, in which she disclaims beneficial ownership.

(4) Includes     shares held by Mr. Giordano's spouse, in which he disclaims beneficial ownership.

(5) These shares are held by Mr. Keegan's spouse, in which he disclaims beneficial ownership.

(6) These shares are held by Mr. Mattaini's spouse, in which he disclaims beneficial ownership.

(7) These shares are held as Trustee by Bank of New Hampshire, of which Mr. Thurber is Chairman of the Board, and in which he disclaims beneficial ownership.

                             ELECTION OF DIRECTORS
                              (ITEM 1 ON PROXY)


   The following information concerning the name, age at December 31, 1995, and business experience of the three persons to be nominated for election as directors and the seven directors whose terms do not expire in 1996 has been furnished to the Company by the nominees and directors((1)). The election of each nominee will require the affirmative votes of the holders of a majority of the shares of common stock present at the meeting and entitled to vote.

   Each person nominated, if elected, will hold office until the annual meeting to be held in the year in which his or her term expires and until his or her successor is duly elected.

         NOMINEES FOR ELECTION FOR TERM OF THREE YEARS EXPIRING IN 1999

    NAME, AGE AND OTHER      SERVED AS
    POSITIONS HELD WITH      DIRECTOR            PRINCIPAL OCCUPATION OR EMPLOYMENT
        THE COMPANY            SINCE                   DURING LAST FIVE YEARS
---------------------------  --------- -----------------------------------------------------
Edward T. Borer, 57(2)         1982    Chairman and Chief Executive Officer (and, until
  Chairman of the Board                  1995, President) of Philadelphia Corporation for
                                         Investment Services, a registered securities
                                         broker/dealer and investment advisor

Richard B. Couser, 54          1985    Attorney with Orr & Reno, Professional Association

Constance B.                   1994    President, Healthcare Support Services, a division of
  Girard-diCarlo, 48                     ARAMARK Corporation, which manages support service
                                         departments in the healthcare industry


          DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1998


    Name, Age and Other      Served as
    Positions Held With      Director             Principal Occupation or Employment
        the Company            Since                    During Last Five Years
---------------------------  --------- -------------------------------------------------------
Richard J. Censits, 58(3)      1993    Chairman (and, until 1995, Chief Executive Officer) of
                                         MedQuist Inc., a provider of business and
                                         informational services to healthcare providers

Joan P. Cudhea, 63             1984    Certified Financial Planner and Registered Investment
                                         Adviser

Sylvio L. Dupuis, 61           1982    Optometrist; Commissioner of Insurance - State of New
                                         Hampshire (since 1994); formerly (until 1994)
                                         President and Chief Executive Officer, Catholic
                                         Medical Center, a hospital

          DIRECTORS TO CONTINUE IN OFFICE WITH TERMS EXPIRING IN 1997


    Name, Age and Other      Served as
    Positions Held With      Director             Principal Occupation or Employment
        the Company            Since                    During Last Five Years
---------------------------  --------- ------------------------------------------------------
Roger C. Avery, 56             1984    President and Chief Executive Officer, Illinois Gas
                                         Company; Adjunct Associate Professor (since 1991)
                                         and Research Associate, Brown University

Robert R. Giordano, 57         1988    President and Chief Executive Officer of ENGI;
  President and Chief                    formerly (until 1991) Executive Vice President of
  Executive Officer                      the Company

N. George Mattaini, 70         1982
  Vice Chairman of the                 Chairman of ENGI; formerly (until 1991) President and
  Board                                  Chief Executive Officer of the Company

Davis P. Thurber, 70           1982    Chairman and President of Bank of New Hampshire
                                         Corporation, a bank holding company; Chairman of
                                         Bank of New Hampshire, a commercial bank

  (1) Howard W. Keegan, 72, has been a Director of the Company since 1984. He is Chairman of the Board of Hesser College (since 1992) and formerly (until 1994) President, SEA Systems, Inc., a manufacturer of naval products. Mr. Keegan's term of office as a Director of the Company expires at the 1996 Annual Meeting. Pursuant to the Company's retirement policy for Directors, Mr. Keegan is not eligible for reelection at the 1996 Annual Meeting.

   (2) Mr. Borer is a director of Philadelphia Corporation for Investment Services.

   (3) Mr. Censits is a director of Checkpoint Systems, Inc. and of DiMark,
Inc.


Compensation of Directors


   The Chairman of the Board of Directors receives an annual retainer of $38,000 and the Vice Chairman receives an annual retainer of $21,000. All other Directors receive annual retainers of $8,500. Committee Chairmen receive additional annual retainers of $2,000, and Executive Committee members, except the Chairman and Vice Chairman, receive additional annual retainers of $2,000. Directors, other than the Chairman and Vice Chairman, receive fees of $600 for each Board meeting attended and $500 for each committee meeting attended, with the exception of multiple meetings of the Board of Directors held on the day of the annual meeting of the Board of Directors. Directors who are employees receive no annual retainers or meeting fees.


   Directors may elect to have portions of their retainers and fees credited each year to a deferred compensation account pursuant to a plan that provides for accrual of interest and distribution of the deferral accounts in lump sum amounts or in equal installments over ten years, at the option of each Director, beginning on a date designated by the Director.

                              OTHER TRANSACTIONS

   Davis P. Thurber is a director and Chairman of the Board of Bank of New Hampshire, and is a director, Chairman of the Board, President and a major stockholder of its parent holding company, Bank of New Hampshire Corporation. ENGI and ENPI maintain unsecured lines of credit, presently in the amounts of $3,200,000 and $500,000, respectively, with Bank of New Hampshire, and ENRI has a $1,275,000 mortgage note to Bank of New Hampshire. ENPI also has a $2,100,000 mortgage note with Bank of New Hampshire. Bank of New Hampshire serves as Trustee under ENGI's bond indenture. The total amount of interest and fees paid to Bank of New Hampshire during the period October 1, 1994 to September 30, 1995 was
approximately $       .


   It is management's opinion that these services were obtained on terms as favorable to the Company as those that could have been obtained from unaffiliated persons. It is anticipated that the Company and its subsidiary will make payments for services similar in nature during the current fiscal year.

         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Richard B. Couser, a director and a member of the Compensation Committee, is a director of Orr & Reno, Professional Association, a law firm that provides legal services to the Company and its subsidiaries. It is management's opinion that such services were obtained on terms as favorable to the Company and its subsidiaries as those that could have been obtained from unaffiliated persons.

                           SECTION 16(a) COMPLIANCE


   Section 16(a) of the Securities Exchange Act of 1934 requires that each director and certain officers of the Company file reports of initial beneficial ownership and changes in beneficial ownership of the Company's common stock with the Securities and Exchange Commission. To the Company's knowledge, during 1995 all directors and officers filed all such required notices, except for the acquisition of approximately 595 shares of Company common stock by Mr. Giordano in December 1994 that was reported in a filing in February 1995 rather than in January and the charitable donation of 100 shares by Ms. Cudhea that was reported in a filing with respect to the 1995 fiscal year filed a day late. The Company also became aware of a purchase of 100 shares by Michelle L. Chicoine, Vice President and Treasurer, that should have been reported in a filing with respect to the 1992 fiscal year and was not reported until her filing with respect to the 1995 fiscal year.

                             EXECUTIVE COMPENSATION


   The following Summary Compensation Table shows compensation paid by the Company for services rendered in all capacities during the fiscal years ended September 30, 1995, 1994 and 1993 to the Chief Executive Officer and the two other executive officers of the Company whose salary and cash incentive compensation award for the 1995 fiscal year exceeded $100,000.


                                         SUMMARY COMPENSATION TABLE
 -----------------------------------------------------------------------------------------------------------
                                                                                Long-Term
                                            Annual Compensation (1)           Compensation
                                     ---------------------------------------  --------------
                                                                               Restricted       All Other
                                     Salary   Cash Incentive   Other Annual       Stock       Compensation
Name and Principal Position   Year     (2)     Compensation    Compensation    Awards (3)          (4)
---------------------------   -----  --------  --------------  -------------  -------------- ---------------
Robert R. Giordano            1995  $            $                $             $                $
 President and Chief          1994   190,369      13,808           2,459         13,804           7,131
 Executive Officer of         1993   158,985      16,026           1,696         16,026           5,906
 the Company and ENGI;
  Chairman and Chief
  Executive Officer of ENPI
---------------------------   ----   -------   -------------   ------------   -------------    -------------
Michael J. Mancini, Jr.       1995  $            $                $             $                $
 Senior Vice President        1994   109,590       6,684           2,026          6,658           4,357
 and Chief Financial          1993   103,385       8,338           1,800          8,338           3,812
 Officer of the Company,
  ENGI and ENPI
---------------------------   ----   -------   -------------   ------------   -------------    -------------
Albert J. Hanlon              1995  $            $                $             $                $
 Senior Vice President        1994   106,635       6,962             813          6,937           4,136
 of the Company               1993    95,535       8,338             897          8,338           3,511
 and ENGI


(1) Annual Compensation reflects cash compensation that was earned under the Company's Key Employee Performance and Equity Incentive Plan for performance during fiscal year 1995 but does not include a portion of incentive cash compensation that is not yet calculable (less than $ each).


(2) Includes amounts earned and deferred pursuant to Deferred Compensation Agreements and the Company's 401(k) plan.


(3) Long Term Compensation reflects awards of restricted stock that were earned under the Company's Key Employee Performance and Equity Incentive Plan for performance during fiscal year 1995 but does not include portions of the restricted stock awards that are not yet calculable (less
    than $      each).

(4) All other compensation paid in 1995 includes: Employer contributions to
    the Company's 401(k) plan for Mr. Giordano ($     ), Mr. Mancini
    ($     ), and Mr. Hanlon ($     ); value of term life insurance premiums
    paid for Mr. Giordano ($     ), Mr. Mancini ($     ) and Mr. Hanlon
    ($     ); portion of interest earned in a deferred compensation account
    by Mr. Giordano in excess of 120% of federal long-term rate ($   ).

   The following Pension Plan Table sets forth estimated annual benefits payable under the Company's Retirement Plan and Supplemental Executive Retirement Plan ("SERP") at age 65 to persons in specified compensation and years of service classifications, and combined annual benefits payable under the Retirement Plan and SERP upon such retirement to persons in those compensation classifications. Combined annual benefits shown in the table do not reflect offsets for benefits of Social Security and for retirement benefits received from other employers.

                                   PENSION PLAN TABLE
 ---------------------------------------------------------------------------------------
                     Estimated Annual Benefits Under Retirement Plan
                     Upon Retirement with Years of Service Indicated
 ---------------------------------------------------------------------------------------
                                                                Combined Annual Benefits
  Average Annual Earnings                                         Under Retirement Plan
 During Highest Five Years  20 Years    30 Years    40 Years    and SERP Upon Retirement
-------------------------    ---------   ---------   ---------  ------------------------
         $100,000            $36,000     $ 47,500    $ 52,500           $ 75,000
          125,000             45,000       59,375      65,625             93,750
          150,000             54,000       71,250      78,750            112,500
          175,000             63,000       83,125      91,875            131,250
          200,000             72,000       95,000     105,000            150,000
          225,000             81,000      106,875     118,125            168,750

Non-Contributory Retirement Plan


   All full-time salaried employees, including officers and certain part-time employees, are eligible to participate in the Company's Retirement Plan, provided an employee has reached the age of 21 and has completed one year of service. The SERP is a non-contributory plan intended to supplement benefits of the Retirement Plan for certain named executive officers, effective January 1, 1985. Under both plans normal retirement is at age 65 with a provision for early retirement. Benefits under the Retirement Plan vest after five years of service and under the SERP vest after ten years of service. Earnings under the plans for the executive officers named in the Summary Compensation Table consist of regular annual compensation, excluding bonuses or severance pay, and is the same as the Annual Compensation and Long-Term Compensation shown in the Summary Compensation Table. Mr. Giordano has 30 credited years of service under the plans, Mr. Mancini 24 years, Mr. Hanlon 23 years.


   Funding of the Retirement Plan is based on actuarial computations and results in a pool of assets held in trust that is unallocated with respect to any particular individual. Benefits payable under the Retirement Plan are calculated on the basis of straight life annuity amounts, accrued over a 25-year period and are not subject to any deduction for Social Security Benefits or other offset.

   Benefits under the SERP are unfunded, accrue over a 15-year period and once they are fully vested do not vary with years of service. For an individual retiring at age 65, benefits are calculated on the basis of 75% of the average of the five highest consecutive years' earnings, less any amounts receivable for benefits of Social Security, the Retirement Plan, and other qualified plans of the Company and other employers.

Employment Agreements

   The Company has employment agreements with Messrs. Giordano, Mancini, and Hanlon under which the Company has agreed to employ them for five, two, and two-year periods, respectively, and which may be extended annually for an additional year. If the Company terminates the employment of any of these individuals other than for his breach of the agreement or misconduct, it is required to continue salary payments including average incentive compensation and amounts the employee has elected to defer, through the term of the agreement. Such termination payments will not be made following any termination of employment that gives rise to payments under the management continuity agreements described below.

Management Continuity Agreements

   The Company has management continuity agreements (the "Continuity Agreements") with Messrs. Giordano, Mancini, and Hanlon. The Continuity Agreements provide that in the event of termination of employment or a reduction in compensation, position or other conditions of employment within a specified period following a Change in Control of the Company, as defined in the Continuity Agreements, or termination by the employee for Good Reason, as defined in the Continuity Agreements, following a Change in Control, the Company shall pay to the employee a lump sum severance benefit and certain other benefits. The severance benefit payable to Mr. Giordano is five times his annual salary, and to Messrs. Mancini and Hanlon 2.95 times their annual salaries. In each Continuity Agreement, except for Mr. Giordano's, no severance benefits are paid to the extent that such benefits, aggregated with other benefits paid to the employee, constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986.

                              PERFORMANCE GRAPH


   The following graph compares the performance of the Company's common stock to the S&P 500 Index and a natural gas industry peer group, consisting of 60 companies published by Media General Financial Services, Inc., for the last five years. The graph assumes an investment of $100 at September 30, 1990 with all dividends reinvested.

               Comparison of Five Year Cumulative Total Return


[typeset representation of graph]

                                9/90        9/91        9/92        9/93        9/94        9/95
---------------------------  ----------  ----------  ----------  ----------   ---------- -----------
S&P 500 Index [screened
  line w/open box in
  middle]                       $100        $131        $146        $165        $171        $221
Energy North, Inc. [solid
  line w/black box in
  middle]                        100         116         132         174         146         155
Industry Peer Group
  [screened line w/solid
  triangle in middle]            100         107         110         139         125         132

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The compensation program for executive officers of the Company is administered by the Compensation Committee of the Board of Directors. The Committee's philosophy is to link executive compensation to improvements in corporate performance and enhanced profitability and shareholder value. The compensation program objectives are to (1) provide a competitive, market-based total compensation package that enables the Company to attract and retain key executives; (2) integrate all compensation programs with the Company's annual and long-term business objectives and focus executive efforts on the fulfillment of those objectives; and, (3) provide variable compensation opportunities that are directly linked with the performance of the Company and that align executive remuneration with the interests of shareholders and utility subsidiary ratepayers.

Base Salary

   The base salary component of executive compensation reflects the first objective stated above of attracting and retaining qualified executives.


   The salary range for each executive officer ("Officer") position, including the Chief Executive Officer ("CEO"), and the actual base salary of each Officer is reviewed annually. The salary ranges are based upon independent regional and industry salary surveys, including peer groups, for comparable positions. These surveys are reviewed and analyzed by the Company's Human Resources Department with the assistance of outside consultants from time to time. Specific salary levels are established through an evaluation of each Officer's performance relating to duties and individual achievements. For fiscal year 1995, the salary range and specific Officer salary recommendations were reviewed and approved by the Compensation Committee.

   In establishing the CEO's 1995 base salary, the Compensation Committee reviewed the competitive market data and also reviewed performance relating to the Company's earnings level and return on equity, cost containment efforts, the development and implementation of a long-term strategic plan, involvement in community and industry leadership activities and development of relations with customers. The Committee's evaluation of the CEO's success in meeting these goals resulted in the determination of his base salary. The Compensation Committee recommended a base salary, which was approved by the Board of Directors.


Key Employee Incentive Plan


   Each Officer participates in the Company's Key Employee Performance and Equity Incentive Plan. The Plan is intended to compensate key employees based upon performance standards and objectives and to reward performance with share ownership in the Company. The Company seeks to align the interests of key employees with the interests of shareholders and utility ratepayers. In 1995 the annual performance criteria which determined eligibility for awards under the plan were (1) earnings levels compared to forecast, (2) total shareholder return compared to a peer group of comparable natural gas distribution companies, (3) operations and maintenance expenses per customer benchmarks compared to inflation, (4) percentage change in annual cost of gas sold benchmarks compared to the peer group, and (5) evaluation of individual performance. Success in meeting these goals determines the amount of annual incentive compensation an Officer will receive. Targeted awards for Officers under the program range up to 20% of the salary range control point and up to 25% of the salary range control point for the CEO. One-half of the Incentive Plan award is paid in cash and one-half is paid in the form of awards of Company Common Stock that are subject to forfeiture and restrictions on transferability for a period of three years. The Key Employee Performance and Equity Incentive Plan was adopted and approved by the shareholders in February 1993.

The Compensation Committee believes that the total compensation program for executives of the Company is competitive with the compensation programs provided by similarly sized utilities. The Compensation Committee believes that any amounts paid under the annual incentive plan are appropriately related to corporate and individual performance, yielding awards that are directly linked to annual financial and operational results of the Company.

                                                        Compensation Committee
                                                     of the Board of Directors

                                                    Sylvio L. Dupuis, Chairman

                                                                Roger C. Avery

                                                             Richard B. Couser

                    AMENDMENT TO ARTICLES OF INCORPORATION
                              (Item 2 on Proxy)

   The Company proposes an amendment to its Articles of Incorporation (the "Amendment") to change a reference from the "asked price quoted by NASDAQ" to the "sales price on the New York Stock Exchange." The Company's common stock had been traded on NASDAQ until April 1995, at which time its common stock began to be traded on the New York Stock Exchange. The Amendment is attached to this Proxy Statement as Exhibit A. The Board of Directors unanimously recommends that the shareholders approve the Amendment.

   At the 1986 Annual Meeting of Shareholders, the Company's shareholders approved the addition to the Articles of Incorporation of Article Seventh, Section B which imposes special voting requirements for certain business combinations that do not provide shareholders with a defined minimum price for their shares. The purpose of Article Seventh, Section B is to require, generally, that certain business combinations with other companies or persons that will result in the involuntary termination of ownership of Company common stock by Company shareholders be approved by a majority of the shares held by shareholders other than the person who would be acquiring the Company or its assets in the business combination (an "Acquiror"), unless the shareholders receive a defined minimum price per share and a proxy statement soliciting approval of the business combination has been distributed to shareholders. Article Seventh, Section B was intended to protect shareholders from receiving less consideration than the price paid by the Acquiror in obtaining its controlling block of shares in "two-tier" acquisitions in which the initial tender offer for, or market purchase of, a controlling block of shares by the Acquiror is followed by a business combination that eliminates all minority interests.

   As noted above, the special voting requirement imposed by Article Seventh, Section B is not triggered if a proxy statement soliciting shareholder approval of the business combination has been distributed and shareholders receive payment for their shares at least equal to a defined minimum price per share ("Minimum Price Per Share"). The definition of Minimum Price Per Share in Article Seventh, Section B is, generally, the higher of (i) the highest price paid by the Acquiror during the five years preceding the record date for shareholder consent to the combination, increased to take into account the passage of time from the date of purchase, or (ii) the highest asked price quoted by NASDAQ during the same five year period, similarly increased to take into account the passage of time from the date of purchase.

   Because the Company's common stock is now listed on the NYSE and is no longer traded on NASDAQ, a literal reading of the definition of Minimum Price will always result in the use of the first of the two alternatives described in the preceding paragraph. Thus, the reason for the Amendment is to allow the definition of Minimum Price to once again operate as it was intended, by referencing the exchange on which Company common stock is now traded.

   If the Amendment is not approved by the shareholders, all of the provisions of Article Seventh, Section B will continue to be operative, with the exception of the market price alternative definition of Minimum Price Per
Share. The Company believes that in the event that the Amendment is not approved, Article Seventh, Section B will continue to serve the purpose for which it was adopted, without a material difference in the degree to which the Article may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. The Board of Directors and management are not aware of any takeover attempt directed at the Company or any interest on the part of a third party in making such an attempt.

   The affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock is required to approve the Amendment. Consequently, a shareholder's failure to vote will have the same effect as a vote against the Amendment. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION.

        RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                              (Item 3 on Proxy)

   Subject to shareholder ratification, the Board of Directors, upon recommendation of the Audit Committee, has reappointed Arthur Andersen LLP to serve as independent public accountants for the Company for the year 1996. Arthur Andersen LLP were the Company's principal accountants in 1995. Ratification of the appointment of independent public accountants will require the affirmative vote of the holders of a majority of the shares of Common Stock present at the meeting and entitled to vote. The Board of Directors recommends that the shareholders vote for such ratification. Representatives of Arthur Andersen LLP are expected to be present at the meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.


                           STOCKHOLDERS' PROPOSALS


   Stockholders may submit proposals to be considered for stockholder action at the 1997 annual meeting if they do so in accordance with appropriate regulations of the Securities and Exchange Commission. Any such proposals must be received by the Company no later than August XX, 1996 in order to be considered for inclusion in the 1997 materials.


                                OTHER MATTERS

   Management knows of no matters to be presented at the meeting other than those set forth in the accompanying proxy. However, if any other matters are properly presented for action, it is the intention of the persons named in the proxy to vote upon such matters in accordance with their best judgment.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 Richard A. Samuels, Secretary

December XX, 1995


STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO EXECUTE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                          AVAILABILITY OF FORM 10-K

   A copy of the Company's annual report for the last fiscal year filed on Form 10-K with the Securities and Exchange Commission will be furnished to stockholders without charge upon written request to Michael J. Netkovick, Manager, Public and Investor Relations, EnergyNorth, Inc., P.O. Box 329, Manchester, NH 03105.

                                  EXHIBIT A
         [proposed deletions shown as stricken; additions underlined]

                               Article Seventh

   B. 1. Any Business Combination, except as set forth in Section 2 of this Article, that will result in an involuntary sale, redemption, cancellation or other termination of ownership of any shares of Common Stock of the Corporation owned by shareholders who do not vote in favor of, or consent in writing to, the Business Combination shall require the affirmative vote of the holders of at least a majority of all shares of the Common Stock of the Corporation that are not beneficially owned, directly or indirectly, by the Controlling Person involved in the Business Combination. Such affirmative vote as is provided for in this Article shall be in addition to any vote of the holders of the stock of the Corporation otherwise provided by law or any agreement.

   2. The provisions of this Article shall not apply to any Business Combination if:

      (a) The cash or fair value of other readily marketable consideration to be received by such shareholders for such shares shall at least be equal to the Minimum Price Per Share, and

      (b) A proxy statement responsive to the requirements of the Securities Exchange Act of 1934 shall be mailed to the shareholders of the Corporation for the purpose of soliciting shareholder approval of the proposed Business Combination.

   3. For purposes of this Article, the following definitions shall apply:

      (a) Affiliate shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with another Person.

      (b) Associate shall mean (1) any corporation or organization of which a Person is an officer or partner or is, directly or indirectly, the Beneficial Owner of five percent (5%) or more of any class of equity securities, (2) any trust or other estate in which a Person has a five percent (5%) or larger beneficial interest of any nature or as to which a Person serves as trustee or in a similar fiduciary capacity, (3) any spouse of a Person, and (4) any relative of a Person, or any relative of a spouse of a Person, who has the same residence as such Person or spouse.

      (c) Beneficial Owner shall be deemed to have the same meaning as set forth in Section 240-13D-3 of the Regulations under the Securities Exchange Act of 1934.

      (d) Business Combination shall mean:

            (i) any merger or consolidation of the Corporation with or into a
                Controlling Person, or

           (ii) any sale, lease, exchange or other disposition of all or substantially all of the property and assets of the Corporation to or with a Controlling Person, or

          (iii) any sale, lease, exchange or other disposition to the Corporation of any assets, cash, securities or other property of a Controlling Person, in exchange for securities of the Corporation, or

           (iv) any acquisition of shares of stock of the Corporation by a Controlling Person by means of a statutory share exchange, or

            (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any other transaction (whether or not with or into or otherwise involv-ing a Controlling Person) which has the effect, directly or indirectly, of increasing the proportionate shares of any class of equity or convertible securities of the Corporation which is directly or indirectly owned by any Controlling Person.

   (e) Control shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

   (f) Controlling Person shall mean any Person who is the Beneficial Owner of a number of shares of Common Stock of the Corporation, whether or not such number includes shares not then outstanding or entitled to vote, that exceeds ten percent (10%) of the outstanding shares of Common Stock of the Corporation entitled to vote. The Board of Directors of the Corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to the Corporation, whether any corporation, person or other entity is a Beneficial Owner of ten percent (10%) or more of the shares of Common Stock of the Corporation. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article.

   (g) Minimum Price Per Share shall mean the sum of (a) the higher of (i) the highest gross per share price paid or agreed to be paid to acquire any shares of Common Stock of the Corporation Beneficially Owned by a Controlling Person, provided such payment or agreement to make payment was made within five (5) years immediately prior to the record date set to determine the shareholders entitled to vote or consent to the Business Combination in question, or (ii) the highest per share closing (striked out text "asked price quoted by NASDAQ")(redlined text "sales price on the New York Stock Exchange") for such Common Stock during such five (5) year period, plus (b) the aggregate amount, if any, by which five percent (5%) for each year, beginning on the date on which such Controlling Person became a Controlling Person, of such higher per share price exceeds the aggregate amount of all Common Stock dividends per share paid in cash since the date on which such Person became a Controlling Person. The calculation of the Minimum Price Per Share shall require appropriate adjustments for capital changes, including without limitation stock splits, stock dividends and reverse stock splits. The Board of Directors of the Corporation shall have the power and duty to determine, on the basis of information known to the Corporation, the value of any non-cash consideration offered in connection with a Business Combination. Any such determination made in good faith shall be conclusive and binding for all purposes of this Article.

   (h) Person shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, a government or political subdivision thereof and any other entity, and shall include an Affiliate or Associate of any Person.

       Proxy for the Annual Meeting of Stockholders of EnergyNorth, Inc.
P                           To Be Held February 7, 1996
R         THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS
O
X
Y

     The undersigned hereby appoints Edward T. Borer, Robert R. Giordano, and
N. George Mattaini, and each of them, proxies for the undersigned, with power of substitution, to vote on behalf of the undersigned at the annual meeting of stockholders to be held February 7, 1996, and any adjournments thereof, upon the matters set forth in the notice of said meeting and as stated below. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting and any adjournments thereof.

      UNLESS OTHERWISE INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF THE
                    PROPOSALS SET FORTH ON THE REVERSE SIDE.


                    PLEASE DATE AND SIGN ON THE REVERSE SIDE        SEE REVERSE
                AND MAIL IN THE ENCLOSED POSTAGE PAID ENVELOPE.        SIDE

   X         Please mark
------       votes as in
             this example.

1. To elect the following nominees as directors:
Nominees: Edward T. Borer, Richard B. Couser,
          Constance B. Girard-diCarlo

          FOR             WITHHELD

     ----------           -------

--------------------------------------------------------
For all nominees except as noted above



                                     FOR               AGAINST           ABSTAIN
2. To amend Article Seventh,
   Section B of the Articles
   of Incorporation.                ----                ----              ----

3. To ratify the appointment
   of independent public
   accountants for 1996.            ----                ----              ----


MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                             ----


                     The undersigned also hereby acknowledges receipt of notice of said meeting and the related proxy statement.

                     NOTE: Attorneys, executors, administrators, trustees and others signing in a representative capacity should indicate that capacity. If shares are held jointly, EACH holder must sign.

            Signature: ----------------------------------  Date ----------------

            Signature: ----------------------------------  Date ----------------